Exhibit 10.19

FOURTH ADDENDUM AND AMENDMENT TO

CONTRACT FOR THE SALE AND

PURCHASE OF NATURAL GAS

THIS FOURTH ADDENDUM AND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS (the “Fourth Amendment”) is made effective as of August 30, 2013 (the “Effective Date”) between:

GEOPARK FELL SpA, a company duly organized and validly existing under the laws of the Republic of Chile (the “Seller”)

- and -

METHANEX CHILE S.A., a company duly organized and validly existing under the laws of the Republic of Chile (the “Buyer”)

(and together with the Seller, the “Parties”)

WHEREAS:

A.                                    Methanex Chile S.A. and GeoPark Chile Limited Agencia en Chile, predecessor in interest to GeoPark Fell SpA, entered into a Contract for the Sale and Purchase of Natural Gas dated as of October 27, 2009 as amended by an Addendum and Amendment dated March 4, 2011, a Second Amendment dated May 23, 2011 and a Third Amendment dated March 29, 2012 (collectively, the “Gas Supply Agreement”);

B.                                    Buyer is undertaking a project to recondition its Train 1 plant in order to make it possible to operate at a minimum rate of 600,000 SCM/d of Natural Gas and such minimum rate is higher than the current Gas Volume Commitment for 2013 (“GVC 2013”).

C.                                    The Parties wish to provide Seller with an incentive to produce and deliver additional Natural Gas from the Fell Block and to amend the GVC 2013 and to commit in advance deliveries for a period of year 2014; and

D.                                    The Parties also wish to make certain temporary amendments to the Gas Supply Agreement as set forth herein.

NOW THEREFORE, in consideration of the promises and covenants of the Parties described herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules of this Fourth Amendment.

1.2                               General Definitions

Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Gas Supply Agreement.

ARTICLE 2
AMENDMENTS TO GAS SUPPLY AGREEMENT

2.1                               Amendments to Gas Volume Commitments

(a)                                 For a period of six (6) Months (the “Increased Delivery Period”) commencing between September 15th and October 31st, 2013, a temporary Gas Volume Commitment shall apply (the “Amended GVC”) such that the daily rate of delivery shall be 400,000 SCM/d of Seller’s Gas during each Month of the Increased Delivery Period. Buyer shall determine the start Month of the Increased Delivery Period by delivery of a written notice to Seller not less than thirty (30) days in advance of the start date.  If such start date is not on the first day of a Month, the Increased Delivery Period shall end on the last Day of the Month which is six (6) calendar months later.

(b)                                 The Parties agree that the Gas Volume Commitment previously delivered by Seller to Buyer for the period of 2013 that is included in the Increased Delivery Period is hereby revised and superseded by the Amended GVC, which is hereby deemed to be delivered in accordance with the terms and conditions of the Gas Supply Agreement. The Parties also agree that the Amended GVC, and thus the DCQ resulting from the Amended GVC, shall be valid only for the period of 2014 covered by the Increased Delivery Period.

(c)                                  Notwithstanding paragraph (a) above, if Seller’s average deliveries to Buyer or to ENAP during the period between April 29 and the start date exceed 200,000 SCM/d (the “Excess Amount”), the Amended GVC will be reduced by the Excess Amount.

(d)                                 Provided that Buyer continues to invest in and perform its reconditioning plans for its Train I plant so that such plant is able to restart in Q4 2013, Seller may undertake a drilling program consisting of exploratory wells having Natural Gas as target, in order to satisfy the Amended GVC.

(e)                                  Seller may by providing a written notice to Buyer at least 15 Days in advance, request that the Amended GVC (as adjusted according to 2.1(c)) be increased for any Month(s) during the Increased Delivery Period.  Buyer, at its sole option, may agree to accept such increased Amended GVC and such increase in the volume of gas shall be referred to as the “Surplus Gas”.

2.2                               Amendments to Take or Pay Obligations

For the Increased Delivery Period and any Extension Period only, Clause 4.3(b) of the Gas Supply Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(b) The Take or Pay quantity (the “TOP Quantity”) shall be, for any given Month, 50% of [*].

If Buyer’s Plant is in operation, the Seller’s Gas will have first priority over any third party deliveries.

If Buyer has been unable to take any volume of the Seller’s Gas which was included in the Amended GVC, Seller shall be free, after the end of the Increased Delivery Period, to deliver and sell to third parties any such quantities of Seller’s Gas which has not been paid for by Buyer.”

2.3                               Amendment to Deliver-or-Pay Obligation

For the Increased Delivery Period and any Extension Period only, Clauses 4.5 (b) and (c) of the Gas Supply Agreement are hereby deleted in their entirety and the following is substituted therefor:

“(b)                           The Deliver-or-Pay Quantity (“DOP Quantity”) shall be, for any given Month, 100% of [*].

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)                                  Subject to Clause 4.6, if Seller does not deliver the DOP Quantity in a given Month, Seller shall pay Buyer an amount (the “Deliver-or-Pay Amount”) equal to the Gas Price for Additional Gas then in effect multiplied by the Seller Deficiency Quantity.  For each Month, the “Seller Deficiency Quantity” shall be the difference between the DOP Quantity and the quantity of Seller’s Gas tendered for delivery at the Delivery Point.  For purposes of Clause 4.4 hereof Seller’s DOP Quantity shall be reduced by the percentage amount of Seller’s Gas delivered to Buyer as Make-up Quantity up to a maximum of 80% of the MCQ calculated over the total quantity of Seller’s Gas delivered in such Month.   If Seller is requested by any Government  authority (e.g. Government, Energy Ministry, Local Governor or Intendant) to deliver Seller’s Gas to third parties during the Increased Delivery Period, the volume delivered to such third party shall be deemed as delivered to Buyer for purposes of Seller meeting its Deliver-or-Pay Quantity hereunder, and shall be counted towards the Amended GVC.”

2.4                               Amendment to Gas Price in the Increased Delivery Period

During the Increased Delivery Period only, the Gas Price provided in Article 12 of the Gas Supply Agreement shall be as follows:

(a)                                 For each Month of the Increased Delivery Period, the Gas Price shall be:

•                          For all volumes of Seller’s Gas Seller tenders for delivery up to 180,000 SCM/d, the Gas Price.

•                          For all volumes of Seller’s Gas Seller tenders for delivery over 180,000 SCM/d (the “Additional Gas”), the Gas Price shall be increased by $1.50 per MMBtu (the “Additional Amount per MMBtu”).

(b)                                 If for any Month of the Increased Delivery Period, Seller commits to delivering an Amended GVC of at least 500,000 SCM/d, the Gas Price shall be increased by $0.50 per MMBtu plus the Additional Amount per MMBtu for all Surplus Gas delivered by Seller, provided, however, that if in any such Month of the Increased Delivery Period, the Methanol Price is less than US$300/MT, then this extra $0.50 per MMBtu will not be payable in such Month.

2.5                               Extension Period

Not less than ninety (90) Days prior to the expiry of the Increased Delivery Period, Seller shall deliver to Buyer a Gas Volume Commitment that covers a period of time not less than 6 Months (the “Extension Period”). If, pursuant to such Gas Volume Commitment, Seller agrees to deliver to Buyer a minimum of 400,000 SCM/d of Seller’s Gas during each Month of the Extension Period, then the terms of this Fourth Amendment shall remain in force.  Notwithstanding the foregoing, Buyer is still required to provide a Gas Volume Commitment for 2014 pursuant to Clause 4.2 of the Gas Supply Agreement provided, however, that any subsequent Gas Volume Commitment delivered pursuant to this Section 2.5 shall supersede any previously delivered Gas Volume Commitment for the relevant periods of time.

ARTICLE 3
MISCELLANEOUS

3.1                               Other Terms of the Gas Supply Agreement Remain Unchanged

Other than as amended by this Fourth Amendment, and for such periods as amended herein, the terms of the Gas Supply Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be signed in their respective names effective as of the date first above written.

GEOPARK FELL SpA, a company duly organized and

validly existing under the laws of the Republic of Chile

By:	/s/ Pedro Aylwin
Name: Pedro Aylwin
Title: Legal Representative

METHANEX CHILE S.A., a company duly organized
and validly existing under the laws of Chile

By:	/s/ Alejandro Larrive
Name: Alejandro Larrive
Title: Director Gas Development & Supply

By:	/s/ Paul Schiodtz
Name: Paul Schiodtz
Title: VP Latin America, General Manager